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                      1998 Executive Bonus Program               Exhibit 10.37

      In December 1997, the Board of Directors authorized the establishment of an executive bonus pool for 1998, the size of which would be determined at year end based on the Company's net earnings for that year (including the bonus):

-  0% of net earnings from $0-3 million
-  5% of net earnings from $3-6 million
-  25% of net earnings over $6 million

      The Board subsequently changed the payment date from February to April 1999 and added two additional conditions:

-  One quarter of backlog before the end of Q1/99
-  Q1/99 earnings of at least $.12 per share

      Following the determination of the amount in the bonus pool, the Board of Directors allocated the funds among the participants based on its executive compensation policy (excerpt follows):

      "Under the Company's executive bonus plan, executive officers may receive a certain percentage of their base salary in bonus payments, based on a combination of the Committee's subjective evaluation of the individual's performance and advice from the Committee's compensation consultant regarding competitive rates. Further, the Committee seeks to balance the desire for immediate earnings and the longer term goal of enhancing stockholder value.

      "The CEO's bonus is dependent upon the Company achieving the performance goals established by the Committee and the Committee's subjective evaluation of the CEO's performance."